UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2016

BlastGard International, Inc.

(Exact name of registrant as specified in its charter)

Colorado	333-47294	84-1506325
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2451 McMullen Booth Road, Suite 212, Clearwater, Florida	33759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 592-9400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into material definitive agreement.

On November 14, 2016, BlastGard International, Inc. (“BlastGard” or the “Company”) entered into a Consulting Agreement with Resilience Capital Inc. (“Resilience”) for Resilience to provide strategic advice as to the business of BlastGard and its subsidiary. Services will include:

a)	Assist in the evaluation of the Company’s businesses and prospects;

b)	Review and critique of the Company’s long-term business plan;

c)	Evaluate the Company’s debt capacity and alternative capital structures;

d)	Assisting the Company in the preparation of cash requirements, cash forecasts and financial projections;

e)	Assessing and analyzing potential acquisitions of, or mergers with, other entities or all or portions of their businesses;

f)	Providing advice on the formulation and, if requested, execution of the overall strategy and alternatives for the various potential sale opportunities;

g)	Advise on marketing and sales strategies, include a review and assessment of the effectiveness of the Company’s distribution arrangements;

h)	Assessing the Company’s product mix and recommending changes;

i)	Assisting in negotiations with lenders, key customers, suppliers and distributors, and strategic partners;

j)	Evaluate the Company’s manufacturing and distribution operations; and

k)	Such other duties and responsibilities, both financial and operational, assigned to it by the Company’s board of directors and accepted by the Consultant from time to time.

Resilience has agreed to provide the services of Craig Campbell, a former director of BlastGard, to serve as the engagement manager and, in such capacity, supervise the services provided to the Company. Mr. Campbell is the President and principal owner of Resilience.

Pursuant to the Agreement, the Company will pay Resilience an annual fee of $250,000, payable in equal monthly installments. The term of the Agreement is one year and shall automatically renew for successive one-year period until either party provides at least 60 days’ prior written notice of termination to the other party. In the event the agreement is terminated prior to the first anniversary date, the Company will be obligated to pay Resilience two monthly installments of its advisory fee.

Item 5.01 below describes a change in control of Registrant. The entity described in Item 5.01 namely, 2538093 Ontario Inc., which has acquired control of BlastGard, has Craig Campbell as one of its two principal owners.

Item 5.01 Changes in Control of Registrant.

On November 14, 2016, 2538093 Ontario Inc. (“Ontario”) acquired in a stock for stock exchange with 8464081 Canada Inc. (“Canada”) 200,528,362 shares of common stock of BlastGard and warrants to purchase 41,801,793 additional shares of common stock of BlastGard at an exercise price of $.009 per share. After the completion of this transaction, Ontario will have the beneficial ownership interest in 242,330,155 shares of common stock of BlastGard, representing 59.3% of the outstanding shares of BlastGard. Accordingly, at the completion of the transaction, Canada has transferred 100% of its ownership interest in BlastGard to Ontario. Canada, which is controlled by Barbara J. Amiel, will continue to have 50% of the voting rights of Ontario, whose other principal owner is an entity controlled by Craig Campbell, a former director of BlastGard and the President and owner of our newly engaged consultant, Resilience Capital Inc. Craig Campbell has an indirect ownership of 40%, and the right to exercise the remaining 50% of the voting rights, of Ontario. Paul Sparkes, Chairman of BlastGard, has an indirect minority interest (i.e. 10%) of Ontario through a 20% ownership interest in the entity owned by Mr. Campbell.

Other than the foregoing change in control, BlastGard is not aware of any agreements or understandings which may result in any further change in control of BlastGard. Prior to the change in control described herein, Canada, by agreement with BlastGard, which rights have been assigned to Ontario, has the right to appoint a majority of the directors of BlastGard and right of first refusal to participate in future financings. Currently, three of the existing seven directors of BlastGard were appointed by Canada.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1   Consulting Agreement dated November 14, 2016 with Resilience Capital Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 17, 2016	BLASTGARD INTERNATIONAL, INC.

	By:	/s/ Michael J. Gordon
Michael J. Gordon, Chief Executive Officer